UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2019

INTELLIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37766	36-4785571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Erie Street, Suite 130 Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 285-6200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 5, 2019, Intellia Therapeutics, Inc. (“Intellia”, the “Company”, or the “Tenant”), entered into a First Amendment to Lease (the “Lease Amendment”) with MIT 130 Brookline Leasehold LLC (the “Landlord”). The Lease Amendment amends the Company’s existing lease with the Landlord, dated as of October 21, 2014, as affected by a certain letter agreement dated June 12, 2015 (collectively, the “Lease”), pursuant to which the Company leased approximately 15,169 rentable square feet of space in the building located at 130 Brookline Street, Cambridge, Massachusetts (the “Building”).

The Lease Amendment provides for the term of the lease to be extended by five years from the original expiration date of January 31, 2020, as the Company duly exercised its option to extend the term of the lease for the period commencing February 1, 2020 and unless earlier terminated in accordance with the Lease, ending on January 31, 2025 (the “Extension Term”). Base rent will be approximately $0.1 million per month for the first 12 months following the commencement of the Lease Amendment, with three percent annual increases thereafter through the Extension Term. As an inducement to the Company entering into this Lease Amendment, the Landlord is providing a special tenant improvement allowance equal to approximately $0.2 million to be used by the Company solely for costs incurred by the Company for alterations to the premises performed in accordance with certain articles of the Lease.

The foregoing description is a summary of certain terms of the Lease Amendment, and, by its nature, is incomplete. It is qualified in its entirety by reference to the Lease Amendment which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: April 5, 2019	By:	/s/ John M. Leonard
	Name:	John M. Leonard
	Title:	Chief Executive Officer and President

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